Exhibit 99.2

LSI INDUSTRIES ANNOUNCES $15 MILLION SHARE REPURCHASE PROGRAM

CINCINNATI, April 28, 2022 -- LSI Industries Inc. (NASDAQ: LYTS, “LSI” or the “Company”) a leading U.S. based manufacturer of indoor/outdoor lighting and display solutions, announced today that its Board of Directors authorized a new share repurchase program under which the Company may repurchase up to $15 million of its outstanding shares of common stock in the open market, in accordance with all applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The Company’s decision to repurchase its shares, as well as the timing of such repurchases, will depend on a variety of factors, including the ongoing assessment of the Company’s capital needs, the market price of the Company’s common stock, general market conditions and other corporate considerations, as determined by management. The repurchase program may be suspended or discontinued at any time.

“LSI is committed to a balanced capital allocation strategy designed to maximize total shareholder returns,” stated James A. Clark, President, and Chief Executive Officer of LSI. “The steadily improved performance of our business, coupled with a favorable multi-year outlook for non-residential construction, and ongoing investment by retail customers to support evolving consumer buying habits and in-store experience, provides LSI an opportunity to further balance our capital allocation model.”

“We believe our capital allocation strategy should prioritize a combination of organic growth investments, the acquisition of complementary assets in key target markets and an opportunistic return of capital program. The approval by our Board of Directors of a new share repurchase authorization demonstrates confidence in our business, while providing management with another tool to optimize value creation.”

ABOUT LSI INDUSTRIES

Headquartered in Greater Cincinnati, LSI is a publicly held company with shares listed on the NASDAQ Stock Market under the symbol LYTS. The Company manufactures non-residential lighting and display solutions. Non-residential lighting consists of high-performance, American-made lighting solutions. The Company’s strength in outdoor lighting applications creates opportunities to introduce additional solutions to its valued customers. Display solutions consist of graphics solutions, digital signage, and technically advanced food display equipment for strategic vertical markets. LSI’s team of internal specialists also provide comprehensive project management services in support of large-scale product rollouts. The Company employs about 1,400 people at 11 manufacturing plants in the U.S. and Canada. Additional information about LSI is available at www.lsicorp.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “encourage,” “projects,” “plans,” “expects,” “can,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” or the negative versions of those words and similar expressions and by the context in which they are used. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit https://investors.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR CONTACT

Noel Ryan, IRC
720.778.2415
LYTS@vallumadvisors.com

MEDIA CONTACT

Cliff Spurlock

Marketing Communications Manager

513.372.3143

cliff.spurlock@lsicorp.com